Exhibit 10.57

Amended and Restated
Credit Agreement
by and between
Apio, Inc.,
as Borrower,
and
Wells Fargo Bank, National Association,
as Bank
Dated as of November 1, 2005

 i

 ii

 iii

Amended and Restated
Credit Agreement
     This Amended and Restated Credit Agreement (this “Agreement”) is dated and made as of November 1, 2005, by and between Apio, Inc., a Delaware corporation (“Borrower”), and Wells Fargo Bank, National Association (“Bank”), and amends and restates in its entirety the Credit Agreement, dated as of September 1, 2004 (the “Original Agreement”), by and among Borrower, Cal Ex Trading Company, a Delaware corporation, and Bank.
Recitals
          Whereas, Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.
          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:
Article I Definitions
     Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:
     “Acceptable Grower Contract” means a contract between Borrower and a grower of goods pursuant to which Borrower acquires goods in the ordinary course of business and for which each of the following requirements has been satisfied: (i) a copy of such contract, together with all amendments, modifications, supplements and replacements thereto, has been provided to and approved by Bank, in its reasonable discretion, and (ii) the contract, as amended, modified, supplemented, or replaced, provides that Borrower’s obligations to make payment to the related grower shall not be due and payable before the Friday of the fifth (5th) week following the week of delivery of goods to Borrower from such grower.
     “Acceptable Wells Fargo Deposit Account” has the meaning given in Section 6.10.
     “Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.
     “Accounts” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the UCC), and any and all supporting obligations in respect thereof.
     “Advance” means a Line of Credit Advance.

     “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.
     “Agreement” means this Credit Agreement.
     “Aggregate Stated Amount” has the meaning given in Section 2.6(c).
     “Apio Cooling” means Apio Cooling, a California limited partnership.
     “Availability” means, (i) for any date of determination prior to the Borrowing Base Trigger Date, the Line of Credit Commitment Availability, and (ii) for any date of determination on or after the Borrowing Base Trigger Date, the lesser of (A) the Borrowing Base Availability and (B) the Line of Credit Commitment Availability.
     “Bankruptcy Code” means the Bankruptcy Reform Act, Title 11 of the United States Code.
     “Borrowing Base” means, as of any date of determination, (i) 80% of Eligible Accounts, less, (ii) the Dilution Reserve, if any, less, (iii) the Grower Reserve, if any; provided that, Bank may create additional reserves against the Eligible Accounts if it reasonably determines that there has occurred a Material Adverse Effect.
     “Borrowing Base Availability” means, as of any date of determination, and only if a positive number, the Borrowing Base minus the sum of: (i) the outstanding principal balance of the Line of Credit and (ii) the L/C Amount.
     “Borrowing Base Trigger Date” means the first date on or after the Closing Date upon which Borrower requests either a Line of Credit Advance or the issuance of a Letter of Credit that would cause, after giving effect to such Line of Credit Advance or Letter of Credit, the sum of the outstanding principal balance of the Line of Credit Advances plus the L/C Amount to equal or exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00).
     “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.
     “Cal Ex” means Cal Ex Trading Company, a Delaware corporation, and its permitted successors and assigns.

     “Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on Borrower’s balance sheet.
     “Cash Equivalents” has the meaning set forth in Section 6.7(a).
     “Change of Control” means the occurrence of any of the following events:
     (a) any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Parent, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent of the voting power of all classes of voting stock of Borrower; or
     (b) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owners of Borrower, was approved by a vote of 66-2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Borrower then in office.
     “Closing Date” means November 30, 2005.
     “Collateral” means (a) “Collateral” as such term is defined in the Security Agreement plus (b) all collateral subject to the Lien of any Security Document other than the Security Agreement.
     “Companies” means Borrower, Cal Ex and Apio Cooling.
     “Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.
     “Credit Facility” means the credit facility being made available to Borrower by Bank under Article II hereof.
     “Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

     “Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.
     “Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date that such Default or Event of Default has been cured or waived, as determined by Bank in its sole and absolute discretion.
     “Default Rate” has the meaning assigned to such term in the Line of Credit Note.
     “Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately preceding three months, that is the result of dividing the Dollar amount of bad debt write-downs, returns, rebates, discounts, advertising and other allowances, credits, or other dilutive items with respect to the Accounts during such period, by Borrower’s gross sales during such period (excluding extraordinary items).
     “Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts used in the definition of Borrowing Base by one percentage point for each full percentage point by which Dilution is in excess of 5%.
     “Director” means a director of Borrower.
     “Dollars” or “$” means lawful currency of the United States of America.
     “EBITDA” means, as of any date of determination for any period, the Companies’ consolidated net profit before tax plus interest expense (net of any capitalized interest), intercompany interest expense, depreciation expense, amortization expense, and management fees expense of the Companies accrued by and payable to Parent.
     “EBITDA Coverage Ratio” means, as of any date of determination for any period, (a) EBITDA divided by (b) the sum of (i) the aggregate of the Companies’ total interest expense (excluding any interest expense attributable to intercompany debt subordinated pursuant to the Subordination Agreement) for such period plus (without duplication of amounts) and (ii) the current maturity of the Companies’ long-term senior debt paid in such period.
     “Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrower in the Loan Documents, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, in which Bank has a perfected security interest of first priority, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided that such criteria may be fixed and revised from time to time by Bank in Bank’s sole and absolute discretion to address the results of any audit performed by Bank from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrower. Eligible Accounts shall not include the following:

     (i) any Account which is more than ninety (90) days past due;
     (ii) any Account that is disputed or subject to a claim of offset or other potential credit or a contra account;
     (iii) any Account not yet earned by the final delivery of goods or rendition of services, as applicable, by Borrower to the customer;
     (iv) any Account for services not yet rendered or for goods not yet shipped, including, without limitation, that portion of any Account, which represents interim or progress billings or retention rights on the part of the Account Debtor;
     (v) Accounts constituting proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office and shall be covered by a duly executed copyright security agreement, in form and substance satisfactory to Bank, and filed in the United States Copyright Office;
     (vi) Accounts owed by an Account Debtor that is not Solvent, the subject of an Insolvency Proceeding or has gone out of business;
     (vii) Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of Borrower, or Accounts owed by Cal Ex or Apio Cooling;
     (viii) Accounts not subject to a duly perfected security interest in Bank’s favor or which are subject to any Lien (including any Liens imposed under PACA and any Producer’s Lien Law) other than a Permitted Lien;
     (ix) that portion of any Account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;
     (x) that portion of Accounts that has been restructured, extended, amended or modified;
     (xi) that portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
     (xii) Accounts owed by an Account Debtor (or an Affiliate of such Account Debtor), regardless of whether otherwise eligible, to the extent that the balance of such Accounts exceeds 25% of the sum of the aggregate amount of all Accounts (except in the case of each of Wal-Mart and Sam’s Club, in which case such percentage shall be 30% in the aggregate for both Account Debtors, and except in the case of Costco, in which case such percentage shall be 30%); exceptions to such limit may be granted by Bank on a case by case basis, in Bank’s sole and absolute discretion;

     (xiii) any Account which represents an obligation of any Account Debtor (or an Affiliate of such Account Debtor), regardless of whether otherwise eligible, when twenty percent (20%) or more of Borrower’s Accounts from such Account Debtor are not eligible pursuant to (i) above;
     (xiv) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;
     (xv) Accounts that are not payable in Dollars;
     (xvi) Accounts with respect to which the Account Debtor either (A) does not maintain its chief executive office in the United States or Canada (excluding the Canadian province of Quebec), or (B) is not organized under the laws of the United States or Canada, or any state or province thereof (excluding the Canadian province of Quebec), or (C) is the government for any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (I) the Account is supported by an irrevocable letter of credit satisfactory to Bank (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Bank and is directly drawable by Bank, or (II) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Bank;
     (xvii) any Account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except Accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, 31 USC § 3727, as amended or recodified from time to time, have been complied with to Bank’s satisfaction);
     (xviii) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement; or
     (xix) Upon telephonic notice to Borrower (other than voicemail), any Account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor, or the industry in which the Account Debtor is engaged, to be unsatisfactory.

     “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.
     “Equipment” means all of Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to Bank by Borrower.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Borrower and which is treated as a single employer under Section 414 of the IRC.
     “Event of Default” has the meaning given in Section 7.1.
     “Financial Covenants” means the covenants set forth in Section 6.3.
     “Funding Date” has the meaning given in Section 2.1.
     “GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrower and the Subsidiaries shall be the same after such changes as if such changes had not been made.
     “General Intangibles” means all of Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use Borrower’s name, and the goodwill of Borrower’s business.
     “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
     “Grower Reserve” means, as of the date of determination, a reserve against the Borrowing Base in an amount equal to 100% of all accounts payable then owing to all growers of any of the produce sold by Borrower that are not parties to Acceptable Grower Contracts. The amount of all such accounts payable shall be determined by Bank in cooperation with Borrower in a commercially reasonable manner, and shall be prima facie evidence of such amount.
     “Guarantor(s)” means Parent and any other Person now or hereafter guarantying the Obligations.
     “Guaranty” means each certain Continuing Guaranty now or hereafter executed by a Guarantor in favor of Bank.
     “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.
     “Immaterial Intellectual Property Rights” means Intellectual Property Rights that Borrower, in its commercially reasonable judgment, determines from time to time to be no longer material to the operation of its business.
     “Indebtedness” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.
     “Infringe” means, when used with respect to Intellectual Property Rights, any infringement or other violation of such Intellectual Property Rights.
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
     “Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.
     “Inventory” means all of Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.
     “Investment Property” means all of Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.
     “IRC” means the Internal Revenue Code of 1986.
     “Issuer” means the issuer of any Letter of Credit.
     “Landec Ag” means Landec Ag, Inc., a Delaware corporation.
     “L/C Amount” means the sum of (i) the aggregate stated amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.
     “L/C Application” has the meaning specified in Section 2.2(a).
     “Letter of Credit” has the meaning specified in Section 2.2(a).
     “Licensed Intellectual Property” has the meaning given in Section 5.11(c).
     “Licensor Agreement” means that certain Licensor Agreement, dated as of September 1, 2004, executed by Parent in favor of Bank, with respect to all licensing agreements between Parent and Borrower.
     “Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.
     “Life Insurance Assignment” means an Assignment of Life Insurance Policy as Collateral to be executed by the owner and the beneficiary thereof, in form and substance satisfactory to Bank, granting Bank a first priority Lien on a Life Insurance Policy to secure payment of the Obligations.
     “Life Insurance Policy” has the meaning given in Section 6.10.
     “Line of Credit” means a credit accommodation in the maximum principal amount of the Line of Credit Commitment Amount, as defined more fully in Section 2.1.
     “Line of Credit Advance” has the meaning given in Section 2.1(a).
     “Line of Credit Commitment Amount” means $7,000,000.
     “Line of Credit Commitment Availability” means, as of any date of determination, and only if a positive number, the Line of Credit Commitment Amount minus the sum of: (i) the outstanding principal balance of the Line of Credit and (ii) the L/C Amount.

     “Line of Credit Maturity Date” means August 31, 2007.
     “Line of Credit Note” means Borrower’s revolving promissory note evidencing its obligation to repay Line of Credit Advances, payable to the order of Bank in substantially the form of Exhibit A attached hereto, all terms of which are incorporated herein by this reference.
     “Loan Account” has the meaning given in Section 9.9.
     “Loan Documents” means this Agreement, the Line of Credit Note, any Guaranty, the Security Documents, the Subordination Agreement, and any L/C Application.
     “Lockbox” means the post office box described in the Lockbox Agreement, or any replacement thereto, through which checks are processed pursuant to the Lockbox Agreement.
     “Lockbox Account” means the “Account” as defined in the Lockbox Agreement.
     “Lockbox Agreement” means the Deposit Account Control Agreement, dated as of August 20, 2003, by and among Borrower, Wells Fargo Business Credit, Inc. and Bank of America, National Association, or any subsequent lockbox agreement entered into by Bank and Borrower.
     “Material Adverse Effect” means any of the following:
     (i) a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Companies, taken as a whole, or any Guarantor;
     (ii) a material adverse effect on the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents;
     (iii) a material adverse effect on the ability of Bank to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or
     (iv) any claim against Borrower or any Guarantor or threat of litigation which is reasonably likely to be determined adversely to Borrower or any Guarantor and, if so determined, would cause Borrower or such Guarantor to be liable to pay an amount exceeding $1,000,000 over applicable insurance coverage, or would be an event described in clauses (i), (ii) and (iii) above.
     “Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower or any ERISA Affiliate contributes or is obligated to contribute.

     “Net Income” means fiscal year-to-date after-tax net income from continuing operations, as determined in accordance with GAAP.
     “Obligation of Reimbursement” has the meaning given in Section 2.2(e)(i).
     “Obligations” means the Line of Credit Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of Borrower arising under this Agreement or any other Loan Document, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and whether now in effect or hereafter entered into.
     “Officer” means a duly appointed and presently sitting officer of Borrower.
     “Original Closing Date” means September 1, 2004.
     “Owned Intellectual Property” has the meaning given in Section 5.11(a).
     “Owner” means with respect to Borrower, each Person having legal or beneficial title to an ownership interest in Borrower or a right to acquire such an interest.
     “PACA” means the Perishable Agricultural Commodities Act, 7 U.S.C. § 499e, et seq., as amended.
     “Parent” means Landec Corporation, a California corporation.
     “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Borrower or any ERISA Affiliate and covered by Title IV of ERISA.
     “Permitted Lien” has the meaning given in Section 6.4(a).
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Borrower or any ERISA Affiliate.
     “Premises” means all premises where Borrower conducts its business and has any rights of possession, including the premises described in Exhibit D attached hereto.
     “Producer’s Lien Law” means §55631, et seq. of the California Food and Agriculture Code, and any similar state or federal statutes creating Liens on agricultural products in favor of unpaid growers, producers, or processors.
     “Related Documents” has the meaning given in Section 2.2(f)(i).

     “Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.
     “Security Agreement” means that certain Security Agreement, dated as of even date herewith, executed by Borrower in favor of Bank.
     “Security Agreement Re: Patents and Trademarks” means that certain Security Agreement Re: Patents and Trademarks, dated as of even date herewith, executed by Borrower in favor of Bank.
     “Security Agreement and Collateral Assignment of Partnership Interest” means that certain Security Agreement and Collateral Assignment of Partnership Interest, dated as of even date herewith, executed by Borrower in favor of Bank, with respect to Borrower’s interest in Apio Cooling.
     “Security Documents” means this Agreement, the Lockbox Agreement, the Security Agreement, the Security Agreement Re: Patents and Trademarks, the Licensor Agreement, the Security Agreement and Collateral Assignment of Partnership Interest, and any other agreement, instrument or document delivered to Bank from time to time to secure the Obligations.
     “Security Interest” has the meaning given in Section 3.1.
     “Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).
     “Special Account” means a specified cash collateral account maintained with Bank in connection with Letters of Credit, as contemplated by Section 2.2.
     “Subordination Agreement” means the Subordination Agreement of even date herewith, among Parent, Bank and Borrower, and any other subordination agreement accepted by Bank from time to time.
     “Subsidiary” means, as to any Person, any Person of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.
     “Tangible Net Worth” means the aggregate of the common and preferred stockholders’ equity in the Companies plus subordinated debt less any intangible assets, determined in accordance with GAAP.

     “Termination Date” means the earliest of (i) August 31, 2007, (ii) the date Borrower terminates the Credit Facility, or (iii) the date Bank demands payment of the Obligations after an Event of Default pursuant to Section 7.2 hereof.
     “Total Liabilities” means, as of the date of determination, the aggregate of the Companies’ consolidated Indebtedness and capitalized leases less subordinated debt.
     “UCC” means the Uniform Commercial Code as in effect in the state designated in Section 8.15 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.
     Section 1.2. Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.
Article II
Amount and Terms of the Credit Facility
     Section 2.1. Line of Credit.
     (a) Advances. Bank agrees, on the terms and subject to the conditions herein set forth, to make advances to Borrower from time to time under the Line of Credit (each such advance, a “Line of Credit Advance”), for working capital and general corporate purposes, from the date all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to the Line of Credit Maturity Date. Bank shall have no obligation to make a Line of Credit Advance to the extent the amount of the requested Line of Credit Advance exceeds Availability. Borrower’s obligation to repay the Line of Credit Advances shall be evidenced by the Line of Credit Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1 and in the Line of Credit Note, Borrower may from time to time prior to the Line of Credit

Maturity Date borrow, partially or wholly repay its outstanding borrowings, and reborrow under the Line of Credit, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note.
(b)	[Reserved.]

(c)	[Reserved.]

(d)	Procedures for Requesting Advances.
     (i) Time for Requests. Borrower shall request each Line of Credit Advance not later than 10:00 a.m., San Francisco time (or 9:00 a.m., San Francisco time, on the last Business Day of each month, on Christmas eve, and on New Years eve) on the Business Day which is the date the Line of Credit Advance is to be made. Each such request shall be effective upon receipt by Bank, shall be in writing or by telephone, telecopy transmission or email, to be confirmed in writing by Borrower if so requested by Bank, shall be by (i) an Officer of Borrower; or (ii) a person designated as Borrower’s agent by an Officer of Borrower in a writing delivered to Bank; or (iii) a person whom Bank reasonably believes to be an Officer of Borrower or such a designated agent. Borrower shall repay all Line of Credit Advances even if Bank does not receive such confirmation and even if the person requesting a Line of Credit Advance was not in fact authorized to do so. Any request for a Line of Credit Advance, whether written or telephonic, shall be deemed to be a representation by Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.
     (ii) Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV, Bank shall disburse the proceeds of the requested Line of Credit Advance by crediting the same to the Loan Account, on that same Business Day, unless Bank and Borrower shall agree in writing to another manner of disbursement.
     Section 2.2. Letter of Credit Subfeature.
     (a) Letters of Credit. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an Affiliate to issue irrevocable standby or documentary letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed the lesser of:
(i)	$500,000 less the L/C Amount, or

(ii)	Availability.
The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole but reasonable discretion. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Issuer in connection with the issuance thereof (collectively, an “L/C Application”), the terms and conditions of which shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.
     (b) Term. No Letter of Credit shall be issued with an expiry date later than the Line of Credit Maturity Date.
     (c) Deemed Representation. Any request to issue a Letter of Credit shall be deemed to be a representation by Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.
     (d) Special Account. If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, Borrower shall thereupon pay Bank in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account with Bank. Bank may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in Bank’s sole discretion. Borrower may not withdraw any amounts on deposit in the Special Account as long as Bank maintains a security interest therein. Bank agrees to transfer any balance in the Special Account to Borrower when Bank is required to release its security interest in the Special Account under applicable law.
     (e) Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement. Borrower shall pay to Bank any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:
     (i) Borrower shall pay to Bank on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Issuer or Bank may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).
     (ii) Whenever a draft is submitted under a Letter of Credit, Borrower authorizes Bank to make a Line of Credit Advance in the amount of the Obligation of Reimbursement and to apply the proceeds of such Line of Credit Advance thereto. Such Line of Credit Advance shall be repayable in accordance with and be treated in all other respects as a Line of Credit Advance hereunder.
     (iii) If a draft is submitted under a Letter of Credit when Borrower is unable, because a Default Period exists or for any other reason, to obtain a Line of Credit Advance to pay the Obligation of Reimbursement, Borrower shall pay to Bank on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding Borrower’s inability to obtain a Line of Credit Advance for any reason, Bank is irrevocably authorized, in its sole discretion, to make a

Line of Credit Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.
     (iv) Borrower’s obligation to pay any Line of Credit Advance made under this Section 2.2, shall be evidenced by the Line of Credit Note and shall bear interest as provided therein.
     (f) Obligations Absolute. Borrower’s obligations arising under this Section 2.2 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Section 2.2, under all circumstances whatsoever, including (without limitation) the following circumstances:
     (i) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);
     (ii) any amendment or waiver of or any consent to departure from all or any of the Related Documents;
     (iii) the existence of any claim, setoff, defense or other right which Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;
     (iv) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
     (v) payment by or on behalf of the Issuer under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Section 2.3. [Reserved].
Section 2.4. [Reserved].
Section 2.5. Interest; Default Interest; Participations; Usury; Collection of Payments.
     (a) Notes. Except as set forth in Subsections (b) and (e), the outstanding principal balance of the Line of Credit Note shall bear interest at the rate of interest, and in the manner, set forth therein, and shall be due as set forth therein.

     (b) Default Interest Rate. The principal of the Line of Credit outstanding from time to time shall bear interest at the applicable Default Rates, as more fully described in the Line of Credit Note. Bank’s election to charge such Default Rates shall be in its sole discretion and shall not be a waiver of any of its other rights and remedies. Bank’s election to charge interest at the Default Rate for less than the entire period during which the Default Rate may be charged shall not be a waiver of its right to subsequently charge the Default Rate for the entirety of another Default Period.
     (c) [Reserved.]
     (d) Participations. If any Person shall acquire a participation in the Line of Credit or the Obligation of Reimbursement, Borrower shall be obligated to Bank to pay the full amount of all interest calculated under this Section 2.5, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.5, or otherwise elects to accept less than its pro rata share of such fees, charges and other amounts due under this Agreement.
     (e) Usury. In any event, no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between Borrower and Bank are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced by the Line of Credit Note shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Borrower and Bank. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between Borrower and Bank, or their successors and assigns.
     (f) Collection of Payments. All payments to Bank shall be made in immediately available funds and shall be applied to the Obligations upon receipt by Bank. Bank may hold all payments not constituting immediately available funds for three (3) additional days before applying them to the Obligations then due and payable. Subject to Section 7.7 of this Agreement, all payments with respect to the Obligations may be applied, and in Bank’s sole discretion reversed and re-applied, to the Obligations, in such order and manner as Bank shall determine in its sole discretion.

     Section 2.6. Fees.
     (a) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to $5,000.00, which fee shall be due and payable in full on the Closing Date.
     (b) Collateral Monitoring Fees. Borrower shall pay to Bank, within 15 days after written demand, collateral monitoring fees, at the rates established from time to time by Bank as its audit fees, in connection with any audits or inspections conducted at any time after the Borrowing Base Trigger Date by or on behalf of Bank of any Collateral or Borrower’s operations or business, including, without limitation, audits and inspections conducted by or on behalf of Bank as part of its normal monthly collateral monitoring process as have been conducted by Bank with respect to the Collateral since the Original Closing Date, together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection. Such collateral monitoring fees shall not exceed $1,200 per month unless a Default Period is continuing.
     (c) Letter of Credit Fees. Borrower shall pay to Bank a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at the per annum rate of one percent (1.00%), of the aggregate amount that may then be drawn under it assuming compliance with all conditions for drawing (the “Aggregate Stated Amount”), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to the Issuer, due and payable monthly in arrears on the first day of each month and on the expiration date thereof; provided that during Default Periods, in Bank’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to three percent (3.00%) of the Aggregate Stated Amount. The foregoing fee shall be in addition to any and all fees, commissions and charges of the Issuer with respect to or in connection with such Letter of Credit.
     (d) Letter of Credit Administrative Fees. Borrower shall pay to Bank, within fifteen (15) days after written demand, the administrative fees charged by the Issuer in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to any Letters of Credit at the then-current rates published by the Issuer for such services rendered on behalf of customers of the Issuer generally.
     (e) Prepayment Fees. Borrower shall pay prepayment fees, if any, in the amount and manner described in the Line of Credit Note.
     (f) Unused Line Fee. On the first day of each calendar quarter during the term of this Agreement, Borrower shall pay to Bank, in arrears for the immediately preceding calendar quarter, an unused line fee in an amount equal to 0.100% per annum times the result of (a) the Line of Credit Commitment Amount less (b) the sum of (i) the average Daily Balance of indebtedness under the Line of Credit outstanding during the immediately preceding calendar quarter and (ii) the average Daily Balance of the L/C Amount during the immediately preceding calendar quarter. The unused line fee due under this paragraph (f) shall not be payable following the termination and payment in full of the Line of Credit.

     (g) Audit Fees. In addition to the fees described in paragraph (b) of this Section 2.6, Borrower shall pay Bank, within 15 days after written demand, fees in connection with any audits or inspections conducted by or on behalf of Bank of Borrower’s operations or business at the rates established from time to time by Bank as its audit fees, together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection. There shall be no more than one such audit of Borrower per year unless a Default Period is continuing, in which case Bank may conduct as many audits as it may require.
     (h) Other Fees. Bank may from time to time, upon five (5) days prior written notice to Borrower during a Default Period, charge additional fees for Line of Credit Advances made and Letters of Credit issued in excess of Availability, for late delivery of reports and in lieu of imposing interest at the Default Rate. Borrower’s request for a Line of Credit Advance or the issuance of a Letter of Credit at any time after such notice is given and such five (5) day period has elapsed shall constitute Borrower’s agreement to pay the fees described in such notice.
     Section 2.7. Increased Costs; Capital Adequacy; Funding Exceptions.
     (a) Increased Costs; Capital Adequacy. If Bank determines at any time that its Return (as defined below) has been reduced as a result of any Rule Change (as defined below), Bank may so notify Borrower and require Borrower, beginning thirty (30) days after such notice is received by Borrower, to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change. For purposes of this Section 2.7:
     (i) “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any Governmental Authority, whether or not having the force of law, that applies to any Related Bank (as defined below), including rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
     (ii) “L/C Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any Governmental Authority, whether or not having the force of law, that applies to any Related Bank, including those that impose taxes, duties or other similar charges, or mandate reserves, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Bank, on letters of credit.
     (iii) “Related Bank” includes (but is not limited to) Bank, any parent of Bank and any assignee of any interest of Bank hereunder.
     (iv) “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by Bank under this Agreement during such period, by (ii) the average capital such Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules and L/C Rules, (if applicable) then in effect, costs of issuing or maintaining any Advance or Letter of Credit and amounts received or receivable under this Agreement or the Line of Credit Note with respect to any Advance or Letter of Credit. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
     (v) “Rule Change” means any change in any Capital Adequacy Rule, or L/C Rule, (if applicable) occurring after the date of this Agreement, but the term does not include any changes that at the Funding Date are scheduled to take place under the existing Capital Adequacy Rules, or L/C Rules or any increases in the capital that Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Bank’s financial condition.
     (b) The initial notice sent by Bank shall be sent as promptly as practicable after Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore Bank’s Return for the subsequent quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. Bank’s calculation in any such notice shall be prima facie evidence of such amount.
     (c) Borrower shall not be required to compensate Bank pursuant to the provisions of this Section 2.7 for any reduction of its Return suffered more than 90 days prior to the date that Bank notifies Borrower of the Rule Change giving rise to such reduction and of Bank’s intention to claim compensation therefor.
     Section 2.8. Lockbox. Borrower shall instruct all Account Debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, Borrower receives any payments on Accounts, Borrower shall deposit such payments into the Lockbox Account.
     Section 2.9. Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Line of Credit Advances plus the L/C Amount shall at any time exceed the Borrowing Base, Borrower shall (i) first, immediately prepay the Line of Credit Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Line of Credit Advances is insufficient to eliminate such excess, pay to Bank in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by Bank under this Section 2.9 may be applied to the Obligations, in such order and in such amounts as Bank, in its reasonable discretion, may from time to time determine.
     Section 2.10. Line of Credit Advances to Pay Obligations. Notwithstanding anything in Section 2.1, Bank may, in its discretion at any time or from time to time, without Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Line of Credit Advance in an amount equal to the portion of the Obligations from time to time due and payable. Bank will use its commercially reasonable best efforts to provide Borrower with prompt notice after any such Advance pursuant to this Section 2.10 has been made; provided that any failure by Bank to provide such notice shall not be deemed to be a breach or default by Bank of its obligations hereunder.
     Section 2.11. Liability Records. Bank may maintain from time to time, at its discretion, records as to the Obligations. All entries made on any such record shall be presumed correct until Borrower establishes the contrary. Upon Bank’s demand, Borrower will admit and certify in writing the exact principal balance of the Obligations that Borrower then asserts to be outstanding. Any billing statement or accounting rendered by Bank shall be conclusive and fully binding on Borrower unless Borrower gives Bank specific written notice of exception within 30 days after receipt.
Article III
Security Interest
     Section 3.1. Grant of Security Interest. Borrower hereby pledges, assigns and grants to Bank, and reaffirms its prior pledge, assignment and grant to Bank of, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations. Upon request by Bank, Borrower will grant Bank a security interest in all commercial tort claims it may have against any Person.
     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank (including, without limitation, the Security Documents). Borrower shall reimburse Bank within fifteen (15) days after written demand for all reasonable costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.
     Section 3.2. Financing Statements. Borrower authorizes Bank to file from time to time where permitted by law, such financing statements against collateral described as “all personal property” or describing specific items of collateral including commercial tort claims as Bank deems necessary or useful to perfect the Security Interest, including, without limitation, amendments to any financing statements that were filed prior to the Closing Date. A carbon, photographic or other reproduction of this Agreement or of any financing statements authorized by Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:
Name and address of Debtor:
Apio, Inc.
4575 West Main Street
Guadalupe, CA 93434
Federal Employer Identification No. 77-0528042
Organizational Identification No. 2863977

Name and address of Secured Party:
Wells Fargo Bank, National Association
400 Hamilton Avenue, P.O. Box 150
Palo Alto, CA 94302
Article IV
Conditions of Lending
     Section 4.1. Conditions Precedent to the Initial Advances and Letter of Credit. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:
     (a) This Agreement, duly executed by Borrower.
     (b) The Line of Credit Note, duly executed by Borrower.
     (c) To the extent not previously delivered in connection with the closing of the Original Agreement, a true and correct copy of any and all leases pursuant to which Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.
     (d) To the extent not previously delivered in connection with the closing of the Original Agreement, a true and correct copy of any and all mortgages pursuant to which Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage.
     (e) To the extent not previously delivered in connection with the closing of the Original Agreement, the Life Insurance Assignment (if any), properly executed by the beneficiary and owner thereof, and the Life Insurance Policy (if any), together with evidence that such Life Insurance Policy is subject to no assignments or encumbrances other than the Life Insurance Assignment.
     (f) [Reserved].
     (g) To the extent not previously delivered in connection with the closing of the Original Agreement, control agreements, duly executed by Borrower and each bank at which Borrower maintains deposit accounts.
     (h) Each of the Security Agreement, the Security Agreement Re: Patents and Trademarks, the Licensor Agreement, and the Security Agreement and Collateral Assignment of Partnership Interest, duly executed by Borrower.
     (i) A Guaranty, duly executed by Parent.

     (j) The Subordination Agreement, duly executed by Parent and acknowledged by Borrower.
     (k) [Reserved].
     (l) [Reserved].
     (m) One or more certificates of Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate, or incorporated therein, are (i) the resolutions of Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party, (ii) true, correct and complete copies of Borrower’s Constituent Documents, and (iii) examples of the signatures of Borrower’s Officers or agents authorized to execute and deliver the Loan Documents to which Borrower is a party and other instruments, agreements and certificates, including requests for Advances, on Borrower’s behalf.
     (n) A current certificate issued by the Secretary of State of Delaware, certifying that Borrower is in good standing and is in compliance with all applicable formation requirements of the State of Delaware.
     (o) One or more certificates of Parent’s Secretary or Assistant Secretary certifying that attached to such certificate, or incorporated therein, are (i) the resolutions of Parent’s board of directors and, if required, owners, authorizing the execution, delivery and performance of the Loan Documents to which Parent is a party, (ii) true, correct and complete copies of Parent’s Constituent Documents, and (iii) examples of the signatures of Parent’s corporate officers or agents authorized to execute and deliver the Loan Documents to which Parent is a party and other instruments, agreements and certificates on Parent’s behalf.
     (p) A current certificate issued by the Secretary of State of California, certifying that Parent is in good standing and is in compliance with all applicable formation requirements of the State of California.
     (q) Evidence that Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.
     (r) A certificate of an Officer of Borrower confirming the representations and warranties set forth in Article V.
     (s) A favorable opinion of counsel to Borrower and Parent, addressed to Bank.
     (t) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in Bank’s favor and with all liability insurance naming Bank as an additional insured.

     (u) Payment of the fees and commissions due under Section 2.6 through the date of the initial Advances or Letter of Credit and reasonable expenses incurred by Bank through such date and required to be paid by Borrower under Section 8.5, including all reasonable legal expenses incurred through the date of this Agreement.
     (v) [Reserved].
     (w) Review and approval by Bank of the Companies’ internally prepared financial statements for the period ended May 31, 2005.
     (x) Review and approval by Bank of Parent’s consolidating internally prepared financial statements for the period ended May 31, 2005.
     (y) Review and approval of the Companies’ consolidated financial projections.
     (z) Satisfactory results of invoice verifications and vendor references.
     (aa) Review and approval by Bank of all material agreements, including licensing agreements, royalty agreements, shareholder debt agreements, the management fee agreement, earn-out agreements, seller notes, mortgage agreements, grower contracts, material leases, and the agreements relating to the sale of Borrower’s domestic commodity vegetable business.
     (bb) No material adverse change in the financial condition of the Companies or Parent shall have occurred since the date of the most recent financial statement of Borrower received by Bank.
     (cc) To the extent not previously delivered in connection with the closing of the Original Agreement, true and complete copies of all license agreements pursuant to which Borrower licenses any Intellectual Property Rights, together with a consent to assignment to Bank or its nominee from each licensor thereof.
     (dd) Such other documents as Bank may reasonably require.
     Section 4.2. Conditions Precedent to All Advances and Letters of Credit. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:
     (a) the representations and warranties contained in Article V are correct on and as of the date of such extension of credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;
     (b) no event has occurred and is continuing, or would result from such extension of credit which constitutes a Default or an Event of Default; and

     (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Bank, or any of their Affiliates.
Article V
Representations and Warranties
     Borrower represents and warrants to Bank as follows:
     Section 5.1. Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party. During its existence, Borrower has done business solely under the names set forth in Schedule 5.1 and all of Borrower’s records relating to its business or the Collateral are kept at the location set forth on Schedule 5.1. Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. Borrower’s federal employer identification number and organizational identification number are each correctly set forth in Section 3.2.
     Section 5.2. Capitalization. Schedule 5.2 constitutes a correct and complete list of all ownership interests of Borrower and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of Borrower.
     Section 5.3. Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any Governmental Authority, or any third Person, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Borrower or of Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected, in each case, the failure of which to comply with would result in a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by Borrower.

     Section 5.4. Legal Agreements. This Agreement and the other Loan Documents to which Borrower is a party, upon their execution and delivery in accordance with the provisions hereof, will constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
     Section 5.5. Subsidiaries. Borrower has no Subsidiaries other than as set forth in Schedule 5.5 hereto.
     Section 5.6. Financial Condition; No Adverse Change. Borrower has furnished to Bank the Companies’ audited financial statements for the fiscal year ended May 31, 2005, and those statements fairly present in all material respects the Companies’ financial condition on the dates thereof and the results of their operations and cash flows for the periods then ended and were prepared in accordance GAAP. Since the date of the most recent financial statements, there has been no change in the Companies’ business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.
     Section 5.7. Litigation. There are no actions, suits or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower or any of its Affiliates or the properties of Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, is reasonably likely to be adversely determined and, if determined adversely to Borrower or any of its Affiliates, would have a Material Adverse Effect.
     Section 5.8. Regulation U. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     Section 5.9. Taxes. Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be paid by each of them (other than taxes that are being contested in good faith through appropriate processes and for which adequate reserves have been established) and Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year or the income tax payable by any Affiliate with respect to any year. Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of Borrower or the officers of any Affiliate, as the case may be, are required to be filed, and Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.
     Section 5.10. Titles and Liens. Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming Borrower as debtor is on file in any office except to perfect only Permitted Liens.

     Section 5.11. Intellectual Property Rights
     (a) Owned Intellectual Property. Schedule 5.11 (as updated by written notice to Bank from time to time) contains a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which Borrower is the registered owner (the “Owned Intellectual Property”). Except for Immaterial Intellectual Property Rights or as disclosed on Schedule 5.11, (i) Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.
     (b) Agreements with Employees and Contractors. Borrower has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.
     (c) Intellectual Property Rights Licensed from Others. Schedule 5.11 (as updated by written notice to Bank from time to time) contains a complete list of all agreements under which Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements copies of which have been given to Bank, Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11 (as updated by written notice to Bank from time to time), Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.
     (d) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11 (as updated by written notice to Bank from time to time), the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Borrower’s business as it is presently conducted or as Borrower reasonably foresees conducting it.

     (e) Infringement. Except as disclosed on Schedule 5.11 (as updated by written notice to Bank from time to time), Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.
     Section 5.12. Plans. Except as disclosed to Bank in writing prior to the date hereof, neither Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. Neither Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).
     Section 5.13. Default. Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.
     Section 5.14. Environmental Matters.
     (a) To Borrower’s best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Borrower or Bank under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.
     (b) To Borrower’s best knowledge, Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.
     (c) To Borrower’s best knowledge, there are not any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To Borrower’s best knowledge, no such matter is threatened or impending.
     (d) To Borrower’s best knowledge, Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in Borrower’s possession and are in full force and effect. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.
     (e) To Borrower’s best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.
     (f) Borrower has delivered to Bank all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses.
     Section 5.15. Submissions to Bank. All financial and other information provided to Bank by or on behalf of Borrower in connection with Borrower’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.
     Section 5.16. Financing Statements. Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, Bank will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.
     Section 5.17. Rights to Payment. To Borrower’s best knowledge, each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the Account Debtor or other obligor named therein or in Borrower’s records pertaining thereto as being obligated to pay such obligation.
     Section 5.18. Eligible Accounts. All Accounts that are included in the Borrowing Base are Eligible Accounts, and meet the definition thereof.
     Section 5.19. [Reserved].

     Section 5.20. Fraudulent Transfer. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.
     Section 5.21. Permits, Franchises. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law and the failure of which to obtain would result in a Material Adverse Effect.
     Section 5.22. No Subordination. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.
Article VI
Covenants
     So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, Borrower will comply with the following requirements, unless Bank shall otherwise consent in writing:
     Section 6.1. Punctual Payments. Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.
     Section 6.2. Reporting Requirements. Borrower will deliver, or cause to be delivered, to Bank each of the following, which shall be in form and detail acceptable to Bank:
     (a) Financial Statements.
     (i) As soon as available, and in any event within 120 days after the end of each fiscal year of Parent, Borrower will deliver, or cause to be delivered, to Bank, Parent’s audited financial statements with the unqualified opinion of independent certified public accountants selected by Parent and acceptable to Bank, which annual financial statements shall include Parent’s balance sheet as at the end of such fiscal year and the related statements of Parent’s income, reconciliation of retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis to include any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (A) copies of all management letters prepared by such accountants; and (B) a certificate of the chief financial officer of Borrower stating that such financial statements have been prepared in accordance with GAAP, fairly represent Parent’s financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

     (ii) As soon as available, and in any event within 45 days after the end of each fiscal quarter of Parent, Borrower will deliver, or cause to be delivered, to Bank, Parent’s internally-prepared consolidating financial statements, which financial statements shall include Parent’s balance sheet as at the end of such fiscal quarter and the related statements of Parent’s income, reconciliation of retained earnings and cash flows for the fiscal quarter then ended, prepared on a consolidated basis to include any Affiliates, all in reasonable detail and prepared in accordance with GAAP.
     (iii) As soon as available, and in any event within 45 days after the end of each fiscal quarter of Borrower, Borrower will deliver to Bank an unaudited/internal balance sheet and statements of income and reconciliation of retained earnings of Borrower as at the end of and for such fiscal quarter and for the year to date period then ended, prepared, if Bank so requests, on a consolidating and consolidated basis to include any Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and fairly representing in all material respects Companies’ financial position and the results of its operations.
     (b) Other Information. Borrower will deliver to Bank the following documents at the following times in form satisfactory to Bank:

Quarterly	(i)	a certificate of the chief financial Officer of Borrower, substantially in the form of Exhibit C hereto stating (i) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (ii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Borrower is compliance with the Financial Covenants and other covenants contained in this Agreement,

Semi-Annually	(ii)	a detailed list of Borrower’s customers with contact names and addresses,

Upon request by Bank	(iii)	copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrower, purchase orders and invoices, and

	(iv)	such other reports or information as to the Collateral, or the financial condition of Borrower, or otherwise, as Bank may reasonably request.
     (c) Collateral Reports. On and after the occurrence of a Borrowing Base Trigger Date, Borrower will deliver to Bank the following documents at the following times in form reasonably satisfactory to Bank:

On the	(i)	a Borrowing Base certificate in the form of Exhibit B attached hereto

Borrowing Base Trigger Date		(dated as of such Borrowing Base Trigger Date), executed by a financial representative of Borrower,

Monthly (not later than the 25th day after each fiscal month)	(ii)	a report of cash collections, sales assignments, credit memos/adjustments and deposits (provided that the frequency of such reports may be increased to weekly or daily, at Bank’s option, during any Default Period),

	(iii)	a report of outstanding payable balances owing to all growers,

	(iv)	a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Accounts),

	(v)	a detailed listing and aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Bank,

	(vi)	monthly Borrowing Base certificate in the form of Exhibit B attached hereto, executed by a financial representative of Borrower, and

	(vii)	a detailed aging, by vendor, of Borrower’s accounts payable and any book overdraft, together with a reconciliation to Borrower’s general ledger and monthly financial statements delivered pursuant to Section 6.2(b).
     (d) Projections. Within 30 days after the beginning of each fiscal year of Borrower, Borrower will deliver to Bank the projected balance sheets and income statements for each month of such year for the Companies, Parent and Landec Ag, each in reasonable detail, representing Borrower’s good faith projections and certified by the chief financial officer of Borrower and Parent as being the most accurate projections available and identical to the projections used by Borrower and Parent for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as Bank may in its discretion require.
     (e) Litigation. Immediately after the commencement thereof, Borrower will deliver to Bank notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against Borrower in excess of $500,000.
     (f) Defaults. As promptly as practicable (but in any event not later than five business days) after an Officer of Borrower obtains knowledge of the occurrence of any Default or Event of Default, Borrower will deliver to Bank notice of such occurrence, together with a detailed statement by a responsible Officer of Borrower of the steps being taken by Borrower to cure the effect thereof.

     (g) Plans. As soon as possible, and in any event within 30 days after Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, Borrower will deliver to Bank a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, Borrower will deliver to Bank a statement of the chief financial officer of Borrower setting forth details as to such failure and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, Borrower will deliver to Bank a statement of the chief financial officer of Borrower setting forth details as to such liability and the action which Borrower proposes to take with respect thereto.
     (h) Disputes. Promptly upon knowledge thereof, Borrower will deliver to Bank notice of (i) any disputes or claims by Borrower’s customers exceeding $250,000 individually or $1,000,000 in the aggregate during any fiscal year; (ii) credit memos exceeding $250,000 for any individual Account Debtor or $1,000,000 in the aggregate for all Account Debtors; or (iii) any goods returned to or recovered by Borrower with a value exceeding $250,000 from any individual Account Debtor or $1,000,000 in the aggregate from all Account Debtors.
     (i) Officers and Directors. Promptly upon knowledge thereof, Borrower will deliver to Bank notice any change in the persons constituting Borrower’s Officers and Directors.
     (j) Collateral. Promptly upon knowledge thereof, Borrower will deliver to Bank notice of any loss of or material damage to any material portion of the Collateral or of any substantial adverse change in any material portion of the Collateral or the prospect of payment thereof.
     (k) Commercial Tort Claims. Promptly upon knowledge thereof, Borrower will deliver to Bank notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of Borrower’s damages, copies of any complaint or demand letter submitted by Borrower, and such other information as Bank may request.
     (l) Intellectual Property.
     (i) Borrower will give Bank 30 days prior written notice of its intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.19, Borrower will give Bank 30 days prior written notice of its intent to dispose of material Intellectual Property Rights; and upon request, shall provide Bank with copies of all applicable documents and agreements.

     (ii) Promptly upon knowledge thereof, Borrower will deliver to Bank notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.
     (iii) Promptly upon receipt, Borrower will give Bank copies of all registrations and filings with respect to its Intellectual Property Rights.
     (m) Reports to Owners. Promptly upon their distribution, Borrower will deliver to Bank copies of all financial statements, reports and proxy statements which Parent shall have sent to its owners.
     (n) SEC Filings. Promptly after the sending or filing thereof, Borrower will deliver to Bank copies of all regular and periodic reports which Parent shall file with the Securities and Exchange Commission or any national securities exchange.
     (o) Violations of Law. Promptly upon knowledge thereof, Borrower will deliver to Bank notice of Borrower’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect Borrower’s business or its financial condition.
     (p) Other Reports. From time to time, with reasonable promptness, Borrower will deliver to Bank any and all receivables schedules, collection reports, deposit records, Equipment schedules, copies of invoices to Account Debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as Bank may reasonably request.
     Section 6.3. Financial Covenants.
     (a) Minimum EBITDA Coverage Ratio. Borrower, together with the other Companies, will maintain the EBITDA Coverage Ratio, measured on a trailing 12 month basis as of the end of each fiscal quarter, at not less than 1.50:1.00.
     (b) Minimum Tangible Net Worth. Borrower, together with the other Companies, will maintain, at all times, Tangible Net Worth, determined as of the end of each fiscal quarter, at an amount not less than $19,500,000 plus 75% of cumulative Net Income realized since May 2005 up to such fiscal quarter end.
     (c) Minimum Net Income. Borrower, together with the other Companies, will achieve (together with the other Companies) during each period described below, consolidated Net Income, of not less than the amount set forth in the table below opposite such period:

Fiscal Year to Date Period Ending	Minimum Net Income
August 31, 2005	$400,000
November 30, 2005	$1,500,000
Commencing with August 31, 2006, August 31 of each year	$750,000
Commencing with the November 30, 2006, November 30 of each year	$1,750,000
February 28 or 29, as applicable, of each year	$2,150,000
May 31 of each year	$2,900,000
     (d) Capital Expenditures. Borrower together with the other Companies will not incur financed or unfinanced Capital Expenditures of more than $6,000,000 in the aggregate during any fiscal year.
     (e) Maximum Leverage. Borrower, together with the other Companies, will maintain Total Liabilities divided by Tangible Net Worth, as of the end of each fiscal quarter, at not greater than 1.50:1.00.
     Section 6.4. Permitted Liens; Financing Statements.
     (a) Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any Indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):
     (i) in the case of any of Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Borrower’s business or operations as presently conducted;
     (ii) Liens in existence on the date hereof and listed in Schedule 6.4 hereto, securing Indebtedness for borrowed money permitted under Section 6.5;
     (iii) the Security Interest and Liens created by the Security Documents;
     (iv) liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar liens imposed by law incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

     (v) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course business;
     (vi) banker’s liens and similar liens (including set-off rights) in respect of bank deposits;
     (vii) purchase money Liens incurred in connection with Capital Expenditures otherwise permitted pursuant to this Agreement; provided that such Liens attach only to the Equipment acquired thereby;
     (viii) Liens incurred in connection with extensions, renewals or refinancings of the indebtedness secured by Liens of the type described above;
     (ix) Liens incurred in connection with leases, subleases, licenses and sublicenses granted, in the ordinary course of Borrower’s business, to Persons not interfering in any material respect with the business of Borrower and its Subsidiaries and any interest or title of a lessee or licensee under any such lease, sublease, license or sublicense; and
     (x) Liens incurred in connection with the financing of the approximately 48,000 square foot expansion of Borrower’s facility located at 4575 W. Main Street, Guadalupe, California; provided that (A) the aggregate principal amount of such financing does not exceed $5,000,000, and (B) such Liens are limited to the real property on which such Borrower’s facility is located and any improvements and fixtures affixed thereto.
     (b) Borrower will not amend any financing statements in favor of Bank except as permitted by law. Any authorization by Bank to any Person to amend financing statements in favor of Bank shall be in writing.
     Section 6.5. Indebtedness. Borrower will not incur, create, assume or permit to exist any Indebtedness or liability on account of deposits or advances or any Indebtedness for borrowed money or letters of credit issued on Borrower’s behalf, or any other Indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
     (a) Indebtedness arising hereunder;
     (b) Indebtedness of Borrower in existence on the date hereof and listed in Schedule 6.5 hereto;
     (c) Indebtedness relating to Permitted Liens;

     (d) Indebtedness of Borrower arising from the endorsement of instruments for collection in the ordinary course of business;
     (e) Indebtedness of Borrower under initial or successive refinancings of any Indebtedness permitted by clause (b) or (c) above, provided that (i) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced and (ii) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to Bank than the Indebtedness being refinanced; and
     (f) Other unsecured indebtedness of Borrower provided the aggregate principal amount of all such indebtedness does not exceed $1,000,000.
     Section 6.6. Guaranties. Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by Borrower for deposit or collection or similar transactions in the ordinary course of business.
     Section 6.7. Investments and Subsidiaries. Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except:
     (a) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation) (each of the foregoing, collectively, “Cash Equivalents”);
     (b) travel advances or loans to Borrower’s Officers and employees not exceeding at any one time an aggregate of $50,000;
     (c) security deposits, ground leases, and advances in the form of progress payments;
     (d) current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto;
     (e) value added joint venture investments; and
     (f) crop advances.

     Section 6.8. Dividends and Distributions. Borrower will not declare or pay any dividends (other than dividends payable solely in stock of Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly.
     Section 6.9. Salaries. Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to the extent that such payment would cause an Event of Default.
     Section 6.10. Key Person Life Insurance. If Borrower shall at any time maintain insurance upon the life of any key Officer (“Life Insurance Policy”), then Borrower shall promptly notify Bank of each such Life Insurance Policy and assign to Bank the right to receive the proceeds of such Life Insurance Policy by a Life Insurance Assignment. The proceeds of any such Life Insurance Policy (“Life Insurance Proceeds”), whenever and however arising, shall be deposited in an Acceptable Wells Fargo Deposit Account and shall constitute Collateral for purposes of this Agreement and the other Loan Documents. For purposes of this Agreement, the term “Acceptable Wells Fargo Deposit Account” shall mean an interest bearing deposit account held at Bank over which Borrower shall have no control and in which Bank has a perfected security interest in such deposit account subject only to such other Liens as Bank may approve and subject to such additional security agreements and other documentation reasonably requested by Bank. Borrower hereby agrees that any Life Insurance Proceeds may be held by Bank as additional collateral for the Obligations until the repayment in full of all of the Obligations and the termination of this Agreement.
     Section 6.11. Books and Records; Inspection and Examination. Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to Borrower’s business and financial condition and such other matters as Bank may from time to time reasonably request in which true and complete entries will be made in accordance with GAAP and, upon Bank’s request, will permit any officer, employee, attorney or accountant for Bank to audit, review, make extracts from or copy any and all company and financial books and records of Borrower during ordinary business hours and upon one Business Day’s advance notice (unless a Default Period exists in which case no notice shall be required), and to discuss Borrower’s affairs with any of its Directors, Officers, and/or accounting personnel. Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Bank, at Borrower’s expense, all financial information, books and records, work papers, management reports and other information in its possession regarding Borrower. Borrower will permit Bank, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of Borrower during ordinary business hours and upon one Business Day’s advance notice (unless a Default Period exists in which case no notice shall be required).
     Section 6.12. Account Verification. Bank may at any time and from time to time send or require Borrower to send requests for verification of accounts and amounts owed to Account Debtors and other obligors. Bank may also at any time an Event of Default has occurred and is continuing and from time to time telephone Account Debtors and other obligors to verify accounts and send such Account Debtors and other obligors notification of the assignment of Accounts to Bank.

     Section 6.13. Compliance with Laws.
     (a) Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
     (b) Without limiting the foregoing undertakings, Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.
     Section 6.14. Payment of Taxes and Other Claims. Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Borrower; provided that Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.
     Section 6.15. Maintenance of Properties.
     (a) Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided that nothing in this Section 6.15 shall prevent Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in Borrower’s commercially reasonable judgment, desirable in the conduct of Borrower’s business and not disadvantageous in any material respect to Bank. Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights, other than Immaterial Intellectual Property Rights.
     (b) Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than Bank) claiming the Collateral or any interest therein. Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.
     Section 6.16. Insurance. Borrower will obtain and at all times maintain insurance with insurers believed by Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be required by Bank, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which Borrower operates. Without limiting the generality of the foregoing, Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as Bank may reasonably request, with any loss payable to Bank to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for Bank’s benefit. All policies of liability insurance required hereunder shall name Bank as an additional insured.
     Section 6.17. Preservation of Existence. Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.
     Section 6.18. Delivery of Instruments, etc. Upon request by Bank, Borrower will promptly deliver to Bank in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by Borrower.
     Section 6.19. Sale or Transfer of Assets; Suspension of Business Operations. Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than (v) the sale of Inventory in the ordinary course of business, (w) dispositions of obsolete, surplus, worn or nonfunctional Equipment, (x) dispositions of cash or Cash Equivalents not otherwise prohibited under this Agreement, (y) transfers of Intellectual Property Rights as permitted under this Section 6.19 and (z) dispositions of other assets in any given fiscal year in an aggregate amount not to exceed $750,000 or $250,000 for any individual asset. Borrower will not liquidate, dissolve or suspend business operations. Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights except for transfers of Immaterial Intellectual Property Rights and licensing or sublicensing of Intellectual Property Rights in the ordinary course of Borrower’s business. Borrower will not permit any agreement under which it has licensed Licensed Intellectual Property, other than Immaterial Intellectual Property Rights, to lapse. If Borrower transfers any Intellectual Property Rights for value, other than transfers of Immaterial Intellectual Property Rights and licensing or sublicensing of Intellectual Property Rights in the ordinary course of Borrower’s business, Borrower will pay over the proceeds to Bank for application to the Obligations. Bank hereby agrees that in the event Borrower licenses or sublicenses any Intellectual Property Rights pursuant to the terms of this Section 6.19, following written demand of Borrower, Bank shall execute a form of estoppel reasonably acceptable in form and substance to Borrower and Bank pursuant to which Bank shall represent that upon its exercise of any of its rights or remedies hereunder or under any other Loan Document with respect to the licensed or sublicensed Intellectual Property Rights, including a foreclosure under any Security Document, so long as there shall then exist no breach, default, or event of default on the part of the related licensee or sublicensee, as applicable, which breach, default or event of default has continued beyond any cure periods provided in the license or sublicense, Bank shall not extinguish or terminate the interest of the licensee or sublicensee, as applicable, by reason of such foreclosure.

     Section 6.20. Consolidation and Merger; Asset Acquisitions. Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into Borrower, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.
     Section 6.21. Sale and Leaseback. Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     Section 6.22. Restrictions on Nature of Business. Borrower will not engage in any line of business materially different from that presently engaged in by Borrower and will not purchase, lease or otherwise acquire assets not related to its business.
     Section 6.23. Accounting. Borrower will not adopt any material change in accounting principles other than as required by GAAP. Borrower will not adopt, permit or consent to any change in its fiscal year.
     Section 6.24. Discounts, etc. Borrower will not grant any discount, credit or allowance to any customer of Borrower or accept any return of goods sold except in accordance with its historical practice or in the ordinary course of business. After notice from Bank, Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any Account Debtor or other obligor of Borrower.
     Section 6.25. Plans. Unless disclosed to Bank pursuant to Section 5.12, neither Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.
     Section 6.26. Place of Business; Name. Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. Borrower will not change its name or jurisdiction of organization.
     Section 6.27. Constituent Documents. Borrower will not amend its Constituent Documents in any respect that will result in a Material Adverse Effect.
     Section 6.28. Transactions With Affiliates. Borrower will not directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Bank, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.
     Section 6.29. Use of Funds. Borrower will not use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof.
     Section 6.30. Subordination of Debt. All obligations of Borrower to any Guarantor or any Affiliate of Borrower (other than amounts arising pursuant to the tax sharing agreement among the Companies and Parent) shall be subordinated in right of repayment to all obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank.
     Section 6.31. Management Fees. The Companies, collectively, will not pay management fees to Parent (including any fees or other amounts due Parent pursuant to the Corporate Services Agreement, dated November 15, 1999, between Parent and Borrower) in an amount greater than $2,500,000 during any one fiscal year and, with respect solely to operating expenses paid by Parent on behalf of the Companies in the ordinary course of business of such parties and in line with historical practices, will reimburse Parent only for the reasonable portion of any such expenses; provided during any Default Period, Borrower shall not make any payments of management fees or expense reimbursements and any such items that would otherwise be paid notwithstanding such Default Period shall be accrued until such time, if any, following the expiration of such Default Period. Any management fees paid by Borrower to Parent shall be paid no more frequently than once per month.
     Section 6.32. Maintenance of Accounts with Bank. Borrower shall, and shall cause each of the other Companies to, at all times during the period commencing on the Closing Date and ending on the Termination Date, maintain its primary depository accounts with Bank, including, without limitation, the Loan Account and the Lockbox Account, pursuant to account agreements and terms mutually acceptable to Borrower and Bank.
     Section 6.33. Grower Contracts. With respect to all contracts with growers entered into by Borrower after the Closing Date, (i) Borrower shall use its commercially reasonable efforts to ensure that all such contracts shall be Acceptable Grower Contracts and (ii) upon Bank’s request, Borrower shall permit any officer, employee, attorney or accountant for Bank to audit, review, make extracts from or copy any and all such grower contracts.
     Section 6.34. Performance by Bank. If Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after Bank gives Borrower written notice thereof (or in the case of the agreements contained in Sections 6.14 and 6.16, immediately upon the occurrence of such failure, without notice or lapse of time), Bank may, but need not, perform or observe such covenant or covenants on behalf and in the name, place and stead of Borrower (or, at Bank’s option, in Bank’s name) and may, but need not, take any and all other actions which Bank may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrower shall thereupon pay to Bank on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Bank in connection with or as a result of the performance or observance of such agreements or the taking of such action by Bank, together with interest thereon from the date expended or incurred at the Default Rate applicable to Line of Credit Advances. To facilitate Bank’s performance or observance of such covenants of Borrower, Borrower hereby irrevocably appoints Bank, or Bank’s delegate, acting alone, as Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Borrower under this Section 6.34.
Article VII
Events of Default, Rights and Remedies
     Section 7.1. Events of Default. “Event of Default”, wherever used herein, means any one of the following events:
     (a) Default in the payment of any Obligations when they become due and payable;
     (b) Default in the performance, or breach, of any covenant or agreement of Borrower contained in this Agreement or in any other Loan Document, and (i) with respect to any such default under Section 6.2, such default shall continue unremedied for a period of five (5) days, and (ii) and with respect to any such default under Sections 6.13, 6.14, 6.15 and 6.18, such default shall continue unremedied for twenty (20) days after the earlier of (A) the date upon which an Officer or Director of Borrower obtained actual knowledge of such failure or (B) the date upon which written notice thereof is given to Borrower by Bank.
     (c) A Change of Control shall occur;
     (d) An Insolvency Proceeding is commenced by Borrower or any Guarantor;
     (e) An Insolvency Proceeding is commenced against Borrower, or any Guarantor, and any of the following events occur: (a) Borrower or such Guarantor consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided that, during the pendency of such period, Bank shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any such Guarantor, or (e) an order for relief shall have been entered therein;

     (f) Any material portion of Borrower’s or any Guarantor’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;
     (g) Borrower or any Guarantor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
     (h) A notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Guarantor’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any Guarantor’s assets valued in excess of $500,000 and the same is not paid before such payment is delinquent; provided that Bank may at any time that any such Lien exists reserve against the Borrowing Base in the amount of such Lien;
     (i) This Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; provided that any such event described in this clause (i) shall not be an Event of Default for so long as Borrower is diligently assisting Bank, as determined by Bank in its sole and absolute discretion, in correcting the applicable problem;
     (j) Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that Borrower has any liability or obligation purported to be created under any Loan Document;
     (k) Any representation or warranty made by Borrower in this Agreement or in any other Loan Document, by any Guarantor in any guaranty delivered to Bank, or by Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;
     (l) The rendering against Borrower of an arbitration award, final judgment, decree or order for the payment of money in excess of $1,000,000 over applicable insurance coverage and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution;
     (m) A default under any bond, debenture, note or other evidence of material Indebtedness of Borrower owed to any Person other than Bank, or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of Indebtedness, indenture, other instrument, lease or contract, and the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness of Borrower (other than the Obligations) (in an aggregate amount exceeding $500,000 in the event that such Indebtedness is unsecured) to become redeemable, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise);
     (n) Any Reportable Event, which Bank determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to Borrower by Bank; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which Bank determines in good faith may by itself, or in combination with any such failures that Bank may determine are likely to occur in the future, result in the imposition of a Lien on Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of Borrower to the Multiemployer Plan under Title IV of ERISA.
     (o) An event of default shall occur under any Security Document;
     (p) Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets;
     (q) Default in the payment of any amount owed by Borrower to Bank other than any Indebtedness arising hereunder after the expiration of any applicable express grace period related to such amount;
     (r) Any Guarantor shall repudiate, purport to revoke or fail to perform his obligations under his guaranty in favor of Bank, any individual Guarantor shall die or any other Guarantor shall cease to exist;
     (s) Borrower shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment on any indebtedness subordinated thereby that any Person was not entitled to receive under the provisions of the Subordination Agreement;
     (t) The occurrence of any “Default” or “Event of Default” under, and as defined in, any agreement between any Affiliate of Borrower and Bank (but giving effect to any applicable grace or cure periods with respect thereto); or

     (u) Any other event having a Material Adverse Effect shall occur, and if such Material Adverse Effect is capable of cure, such Material Adverse Effect shall continue uncured for twenty (20) days after the earlier of (A) the date upon which an Officer or Director of Borrower obtained actual knowledge of such Material Adverse Effect or (B) the date upon which written notice thereof is given to Borrower by Bank.
     Section 7.2. Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Bank may exercise any or all of the following rights and remedies, all of which Borrower acknowledges and agrees are commercially reasonable:
     (a) Bank may, by notice to Borrower, declare the Credit Facility to be terminated, whereupon the same shall forthwith terminate;
     (b) Bank may, by notice to Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrower hereby expressly waives;
     (c) Bank may, without notice to Borrower and without further action, apply any and all money owing by Bank to Borrower to the payment of the Obligations;
     (d) Bank may settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Bank considers advisable, and in such cases, Bank will credit the Obligations with only the net amounts received by Bank in payment of such disputed Accounts after deducting all expenses incurred or expended by Bank in connection therewith;
     (e) Bank may cause Borrower to hold all returned Inventory in trust for Bank, segregate all returned Inventory from all other assets of Borrower or in Borrower’s possession and conspicuously label said returned Inventory as the property of Bank;
     (f) without notice to or demand upon Borrower or any Guarantor, Bank may make such payments and do such acts as Bank considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank at a place that Bank may designate which is reasonably convenient to both parties. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Bank’s determination appears to conflict with Bank’s Liens and to pay all expenses incurred in connection therewith and to charge the Obligations therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
     (g) without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the UCC), Bank may set off and apply to the Obligations any and all (i) balances and deposits of

Borrower held by Bank (including any amounts received in the Lockbox), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;
     (h) Bank may hold, as cash collateral, any and all balances and deposits of Borrower held by Bank, and any amounts received in the Lockbox, to secure the full and final repayment of all of the Obligations;
     (i) Bank may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;
     (j) Bank may sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;
     (k) Bank shall give notice of the disposition of the Collateral as follows:
     (i) Bank shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and
     (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 8.3, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;
     (l) Bank may credit bid and purchase at any public sale;
     (m) Bank may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate the same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;
     (n) If Bank sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and shall apply any proceeds actually received to the Obligations;
     (o) Bank shall have no obligation to attempt to satisfy the Obligations by collecting them from any third Person which may be liable for them or any portion thereof, and Bank may release, modify or waive any collateral provided by any other Person as security for the Obligations or any portion thereof, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any third Person for any of the Obligations;

     (p) Bank may make demand upon Borrower and, forthwith upon such demand, Borrower will pay to Bank in immediately available funds for deposit in the Special Account an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;
     (q) Bank may exercise and enforce its rights and remedies under the Loan Documents; and
     (r) Bank may exercise any other rights and remedies available to it by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (d) or (e) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.
     Section 7.3. Disclaimer of Warranties. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
     Section 7.4. Compliance With Laws. Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and Bank’s compliance therewith will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
     Section 7.5. No Marshalling. Bank shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of the Obligations or any other obligation owned to Bank by Borrower or any other Person.
     Section 7.6. Borrower to Cooperate. Upon the exercise by Bank of any power, right, privilege, or remedy pursuant to this Agreement which requires any consent, approval, registration, qualification, or authorization of any Governmental Authority, Borrower agrees to execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, assignments, and other documents and papers that Bank or any purchaser of the Collateral may be required to obtain for such governmental consent, approval, registration, qualification, or authorization.
     Section 7.7. Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Bank:
     FIRST to the costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement;
     SECOND to the interest and fees due upon any of the Obligations; and

     THIRD to the principal of the Obligations, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.
     Section 7.8. Remedies Cumulative. The rights and remedies of Bank under this Agreement, the other Loan Documents, and all other agreements contemplated hereby and thereby shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Bank of any one right or remedy shall be deemed an election of remedies, and no waiver by Bank of any default on Borrower’s part shall be deemed a continuing waiver of any further defaults.
     Section 7.9. Bank Not Liable For The Collateral. So long as Bank complies with the obligations, if any, imposed by the UCC, Bank shall not otherwise be liable or responsible in any way or manner for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion or from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever, in each case, other than arising as a result of the gross negligence or willful misconduct of Bank. Borrower bears the risk of loss or damage of the Collateral.
Article VIII
Miscellaneous
     Section 8.1. No Waiver. No failure or delay by Bank in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.
     Section 8.2. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
     Section 8.3. Addresses for Notices; Requests for Accounting. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below next to its signature or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to Bank pursuant to any of the provisions of Article II shall not be effective until received by Bank. All requests under Section 9210 of the UCC (i) shall be made in a writing signed by a person authorized under Section 2.1(d), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation (iii) shall be deemed to be sent when received by Bank and (iv) shall otherwise comply with the requirements of Section 9210. Borrower requests that Bank respond to each such request which on its face appears to come from an authorized individual and releases Bank from any liability for so responding. Borrower shall pay Bank the maximum amount allowed by law for responding to such requests.
     Section 8.4. Further Documents. Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that Bank may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Bank’s rights under the Loan Documents (but any failure to request or assure that Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).
     Section 8.5. Costs and Expenses. Borrower shall pay within fifteen (15) days after written demand all costs and expenses, including reasonable attorneys’ fees, incurred by Bank in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.
     Section 8.6. Indemnity. In addition to the payment of expenses pursuant to Section 8.5, Borrower shall indemnify, defend and hold harmless Bank, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”), in each, other than arising as a result of the gross negligence or willful misconduct of any Indemnitee:
     (i) any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;
     (ii) any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.13(b); and
     (iii) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the Credit Facility and the Loan Documents or the use or intended use of the proceeds of the Line of Credit.
If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, Borrower, or counsel designated by Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Borrower’s obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of Borrower’s other obligations hereunder.
     Section 8.7. Participants. Borrower hereby authorizes Bank to disclose to any assignee or any participant (either, a “Transferee”) and any prospective Transferee any and all financial information in Bank’s possession concerning Borrower which has been delivered to Bank by Borrower pursuant to this Agreement or which has been delivered to Bank by Borrower in connection with Bank’s credit evaluation prior to entering into this Agreement. Bank and its participants, if any, are not partners or joint venturers, and Bank shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon Bank may be transferred or delegated to any of Bank’s participants, successors or assigns.
     Section 8.8. Advertising and Promotion. Borrower agrees that Bank may use Borrower’s name in advertising and promotional materials, and in conjunction therewith, Bank may disclose the amount of the Credit Facility and the purpose thereof.
     Section 8.9. Execution in Counterparts; Telefacsimile Execution. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
     Section 8.10. Retention of Borrower’s Records. Bank shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to Bank by Borrower or in connection with the Loan Documents for more than twelve months after receipt by Bank; provided that Borrower shall not have any obligation to provide Bank with duplicate records and documents after the same have been destroyed by Bank.
     Section 8.11. Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower shall not have the right to assign its rights thereunder or any interest therein without Bank’s prior written consent. Bank shall not assign any of its rights and obligations arising under this Agreement or the Line of Credit Note without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed; provided notwithstanding the foregoing, Borrower’s consent to any such assignment shall not be required (i) if a Default Period has occurred and is continuing, (ii) if Bank assigns this Agreement in connection with any sale or all or any portion of its loan portfolio, or (iii) if Bank assigns this Agreement to any Affiliate of Bank. To the extent permitted by law, Borrower waives and will not assert against any assignee any claims, defenses or set-offs which Borrower could assert against Bank. This Agreement shall also bind all Persons who become a party to this Agreement as Borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting Bank’s right to share information regarding Borrower and its Affiliates with Bank’s participants, accountants, lawyers and other advisors, Bank, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, may exchange any and all information they may have in their possession regarding Borrower and its Affiliates, and Borrower waives any right of confidentiality it may have with respect to such exchange of such information.
     Section 8.12. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
     Section 8.13. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Bank related thereto, the liability of Borrower or any Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     Section 8.14. Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section 8.15. Governing Law. This agreement and the other loan documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the state of California.
     Section 8.16. Submission to Jurisdiction. Subject to section 8.17: (i) any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought solely in the courts of the state of California or of the United States for the Northern District of California, and, by execution and delivery hereof, each of Borrower and Bank consents, for itself and in respect of its property, to the jurisdiction of those courts; (ii) each of Borrower and Bank irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this agreement or any document related hereto. Each of Borrower and Bank waives personal service of any summons, complaint or other process, which may be made by any other means permitted by California law.
     Section 8.17. Waiver of Jury Trial. Each of Borrower and Bank, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to a trail by jury in any action, proceeding, counterclaim or other litigation in any way arising out of or relating to this Agreement, any other of the Loan Documents or any of the transactions or events referenced herein or therein or contemplated hereby or thereby, whether with respect to contract claims, tort claims or otherwise. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any other of the Loan Documents. A copy of this section 8.17 may be filed with any court as written evidence of the waiver of the right to trial by jury and the consent to trial by court.
     Section 8.18. Arbitration.
     (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.
     (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.
     (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.
     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
     (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.
     (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.
     (h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.
     (i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.
     Section 8.19. Confidentiality. Bank shall hold all confidential non-public information obtained by Bank in accordance with Bank’s customary procedures for handling confidential information of this nature; provided that Bank may disclose such confidential information (i) to its examiners, Affiliates, outside auditors, counsel and other professional advisors on a need to know basis, (ii) to any prospective participant or transferee of Bank’s rights or obligations hereunder, provided such participant or transferee agrees, prior to the disclosure of such information by Bank, to be bound by the terms of this Section 8.19 with respect to such information and (iii) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process; provided further that this duty shall expire if such information becomes publicly available through no breach of this Section 8.19 by Bank; provided further that unless specifically prohibited by applicable law or court order, Bank shall use commercially reasonable efforts, prior to disclosure thereof, to notify Borrower of the request for disclosure of such non-public information (A) by a Governmental Authority or representative thereof or (B) pursuant to legal process. Notwithstanding anything herein to the contrary, Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.
     Section 8.20. Effect on Prior Agreement. This Agreement amends and restates the Original Agreement in its entirety, effective as of the Closing Date, and is not intended to constitute a novation of the obligations thereunder. Nothing contained herein shall terminate any security interests, guaranties or subordinations in favor of Bank and all such security interests, guaranties and subordinations shall continue in full force and effect.
[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Apio, Inc.
4575 West Main Street
Guadalupe, CA 93434
Telecopier: (805) 249-6257
Attention: Kathleen Morgan
e-mail: kmorgan@apioinc.com

Wells Fargo Bank, N.A.
Peninsula RCBO
400 Hamilton Avenue, P.O. Box 150
Palo Alto, CA 94302
Telecopier: (650) 328-0814
Attention: Tim Palmer
e-mail: palmert@wellsfargo.com

Apio, Inc.

By:	/s/ Kathleen Morgan
Kathleen Morgan
Chief Financial Officer

Wells Fargo Bank, National Association

By:	/s/ Tim Palmer
Tim Palmer
Vice President

Amended and Restated
Credit Agreement

Table of Exhibits and Schedules

Exhibit A	Form of Line of Credit Note

Exhibit B	Form of Borrowing Base Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Premises

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.11	Intellectual Property Disclosures

Schedule 6.4	Permitted Liens

Schedule 6.5	Permitted Indebtedness and Guaranties